Exhibit 10.30
[VANTIV LETTERHEAD]

May 30, 2012
Mr. Carlos Lima
Re:    Offer Letter
Dear Carlos:

This letter agreement contains the terms of your employment with Vantiv, LLC (together with Vantiv Holding, LLC and Vantiv, Inc., the “Company”), in the position of Chief Operating Officer, reporting to the Company's President and Chief Executive Officer, Charles Drucker. This offer of employment, including the initial equity award described below, and your appointment as an Executive Officer of Vantiv, Inc., is subject to the approval of the Board of Directors (the “Board”) of Vantiv Inc. and/or the Compensation Committee (the “Committee”). This offer has been discussed with the Board and the Committee, and I do not anticipate any issues regarding obtaining formal approvals.

Start Date: Your start date will be as mutually agreed between you and Charles.

Base Salary: Your base salary will be $400,000.00 per year (“Base Salary”). Your Base Salary shall be payable in regular installments consistent with the Company's payroll practices in effect from time to time, and the Company shall withhold from your Base Salary all applicable deductions required by law and as elected by you. Your Base Salary is subject to annual review and adjustment by the Board or the Committee.

Annual Bonus: You are eligible to participate in the Company's annual incentive plan, with a current target annual bonus opportunity equal to seventy-five percent (75%) (with a maximum potential of 160%) of your Base Salary, pro-rated for 2012 based on your Start Date. The actual payout, if any, for any given year will be subject to the terms and conditions of the Company's incentive plan for the given year and will be determined in the sole discretion of the Board or the Committee, based upon the extent to which the applicable performance goals established by the Board or the Committee are satisfied.

Equity Awards: Subject to approval by the Board or the Committee, the Company will provide you an initial equity grant with a value of $350,000 in Restricted Stock Units with a grant date as of the first trading day of the calendar month following your Start Date. The initial equity grant will be made under the Company's 2012 Equity Incentive Plan (the “Plan”), and will vest annually in accordance with the following schedule: Year 1 - 0%; Year 2 - 50%; Year 3 - 25%; Year 4 - 25%, subject in each case to your continued employment on such vesting date and the acceleration and forfeiture provisions of the Plan. The grant will be made in the form of an Equity Award Agreement containing non-solicitation and non compete terms and such other terms as the Plan contains and/or may be established by the Committee or the Board in their reasonable discretion. You will be eligible to receive equity grants under the Plan (or any successor plan thereto) from time to time as determined by the Board or the Committee, subject to the terms and the conditions of such plans and to the Company's ability to amend and modify such plans. The Board or the Committee may approve grants under the Plan from time to time. Future equity grants are subject to the Committee's design and approval and may include stock options, performance units and/or other forms of equity compensation.

Severance Pay: You will be a participant in the Company's Executive Severance Plan. The Executive Severance Plan will provide you a severance benefit of up to 1 year of salary plus target bonus, subject to certain conditions and compliance with certain restrictive covenants. The terms and conditions of your participation in the Executive Severance Plan are set forth more fully in the plan document as in effect from time to time. Your execution of this offer letter shall constitute your acceptance and agreement to the restrictive covenants set forth in the Executive Severance Plan.

Benefits: You are eligible to participate in the health, life, disability, dental insurance, and 401(k) and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans as in effect from time to time. You will be entitled to paid time off in accordance with the terms of the Company's PTO policy.

Relocation Assistance: You will be eligible to participate in our relocation assistance program for executives. In addition, we will provide you reimbursement for up to $30,000 in incidental expenses you incur in connection with your repatriation from the UK.

At-Will Statement: As with all positions at the Company, you continue to be employed on an at-will basis meaning you or the Company can terminate the employment relationship at any time, for any reason or no reason. No statement in this letter agreement or otherwise shall be construed as a contract of employment or guarantee of continued employment for a definite period of time unless such intention is clearly set forth in a document signed by the Chief Executive Officer of the Company.

Entire Agreement: You acknowledge that this letter agreement represents the entire agreement between you and the Company and fully replaces and supersedes any and all prior agreements, communications and understandings, whether written or oral, between you and the Company with respect to the terms and conditions of your employment. You further acknowledge that no verbal or written agreements, promises or representations that are not specifically set forth in this letter agreement or a subsequent writing signed by you and the Company, are or will be binding upon the Company or any of its representatives.

Acceptance: Your signature below acknowledges that you have read and understood and agreed to the terms and conditions of this letter. In addition to the approval of the Board and Committee as noted above, this offer of employment is contingent upon your successful completion of Vantiv's employment screening process, which includes completion of a formal application, screening process, reference check, background investigation, and completion of an I-9 form (Employment Eligibility Verification form) along with any applicable supporting documentation.

Carlos, we are very excited that you will be joining the Vantiv team. If you have any questions please don't hesitate to call me or Charles.

Sincerely,

/s/ Theresa Stout
Theresa Stout
Chief Human Capital Officer

/s/ Carlos Lima	5/31/2012
Carlos Lima	Date Signed